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                            November 12, 2020

       Paul K. Yonamine
       Chief Executive Officer
       Central Pacific Financial Corp.
       220 South King Street
       Honolulu, Hawaii 96813

                                                        Re: Central Pacific
Financial Corp.
                                                            Registration
Statement on Form S-4
                                                            Filed November 9,
2020
                                                            File No. 333-249975

       Dear Mr. Yonamine:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Julia
Griffith at 202-551-3267 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance